Exhibit 99.1

NEWS RELEASE For release at 4:00 p.m. EDT, 7/19/10 Contact: Susan Sutherland Toll free ofc. (877) 988-8048 Fax: (715) 424-3414 Email: pr@renlearn.com

2911 Peach Street • P.O. Box 8036 • Wisconsin Rapids, WI 54495-8036

Renaissance Learning, Inc. Announces Second Quarter, 2010 Results

WISCONSIN RAPIDS, WI — July 19, 2010 — Renaissance Learning™, Inc. (Nasdaq: RLRN), a leading provider of technology to support personalized practice, differentiated instruction, and progress monitoring in reading, math, and writing for pre-K-12 schools and districts, today announced financial results for the quarter ended June 30, 2010. Revenues for the second quarter of 2010 were $31.0 million, an increase of 9.1% from second quarter 2009 revenues of $28.5 million. Net income was $4.3 million, or $0.15 per share, an increase of 4.2% from second quarter 2009 income of $4.1 million or $0.14 per share for the second quarter last year.

Revenues for the six-month period ended June 30, 2010 were $63.3 million, up 10.4% from 2009 revenues of $57.3 million. Net income was $10.1 million for the six-month period ended June 30, 2010, up 25.5% from the prior year’s net income of $8.0 million. Earnings per share for the first half of 2010 were $.34, compared to $.28, in the first six months of 2009.

“Second quarter results continue to reflect the underlying strength of our business,” commented Terrance D. Paul, Chairman of the Board.  “Orders increased 11%, reported revenue was up 9% and our cash flow was strong.  We are satisfied with the earnings growth despite being lower than the past several quarters as it was affected by our investments in expanded sales resources and by commissions paid on the order increases which are not yet fully recorded in revenue.”

“Despite state budgets remaining weak which will likely affect education funding for at least the next school year, we remain optimistic about our growth prospects,” added Glenn R. James, Chief Executive Officer.  “All product lines are performing well and we intend to build on that with our planned enhancements to the STARTM assessment products, with our focus on urban districts, and through other initiatives and strategies.  We believe we are well positioned strategically and financially to handle any short-term funding issues and to achieve solid long term growth.”

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Renaissance Learning added approximately 500 new customer schools during the quarter and total schools worldwide that are actively using the Company’s products number over 72,000. Of these, more than 32,000 are actively using at least one product running on the Renaissance Place platform.

The Company will hold a conference call at 5:00 p.m. EDT today to discuss its financial results, quarterly highlights, and business outlook. The teleconference may be accessed in listen-only mode by dialing 877-869-3847 at 5:00 p.m. EDT. Please call a few minutes before the scheduled start time to ensure a proper connection.

A digital recording of the conference call will be made available on July 19, 2010 at 8:00 p.m. through July 26, 2010 at 11:59 p.m. The replay dial-in is 877-660-6853. The conference account number to access the replay is 350 and replay ID number is 352637.

Renaissance Learning, Inc.

Renaissance Learning, Inc. is the world’s leading provider of computer-based assessment technology for pre-K–12 schools. Adopted by more than 72,000 schools, Renaissance Learning’s tools provide daily formative assessment and periodic progress-monitoring technology to enhance core curriculum, support differentiated instruction, and personalize practice in reading, writing and math. Renaissance Learning products help educators make the practice component of their existing curriculum more effective by providing tools to personalize practice and easily manage the daily activities for students of all levels. As a result, teachers using Renaissance Learning products accelerate learning, get more satisfaction from teaching, and help students achieve higher test scores on state and national tests. Renaissance Learning has seven U.S. locations and subsidiaries in Canada and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding management’s expectations regarding future growth and the impact of funding issues on Company results.  These forward-looking statements are based on current expectations and various assumptions which management believes are reasonable.  However, these statements involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include the failure of orders to achieve expected growth targets, a decline in quiz sales that exceeds forecasts, risks associated with the implementation of the Company’s growth initiatives, dependence on educational institutions and government funding, our ability to successfully implement cost savings measures and achieve cost reductions, and other risks affecting the Company’s business as described in the Company’s filings with the Securities and Exchange Commission, including the Company’s 2009 Annual Report on Form 10-K and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference.  The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

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RENAISSANCE LEARNING™, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollar amounts in thousands, except per share amounts)

(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009

Net sales:
Products	$ 21,514	$ 21,208	$ 43,353	$ 41,870
Services	9,533	7,256	19,917	15,465
Total net sales	31,047	28,464	63,270	57,335

Cost of sales:
Products	3,700	3,913	7,197	6,910
Services	2,948	2,445	6,440	5,351
Total cost of sales	6,648	6,358	13,637	12,261

Gross profit	24,399	22,106	49,633	45,074

Operating expenses:
Product development	4,197	3,927	8,296	8,378
Selling and marketing	10,158	8,403	20,504	17,325
General and administrative	3,112	3,170	6,513	6,633

Total operating expenses	17,467	15,500	35,313	32,336

Operating income	6,932	6,606	14,320	12,738

Other income, net	22	34	261	183

Income before income taxes	6,954	6,640	14,581	12,921

Income taxes	2,650	2,510	4,494	4,884

Net income	$ 4,304	$ 4,130	$ 10,087	$ 8,037

Income per share:
Basic and Diluted	$ 0.15	$ 0.14	$ 0.34	$ 0.28

Weighted average shares outstanding:
Basic	29,309,059	29,056,023	29,299,214	29,056,023
Diluted	29,309,732	29,056,039	29,299,854	29,056,031

RENAISSANCE LEARNING™, INC.

CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands)

(unaudited)

	June 30,	December 31,
	2010	2009

ASSETS:
Current assets:
Cash and cash equivalents	$ 41,029	$ 36,207
Investment securities	5,086	3,278
Accounts receivable, net	13,525	10,535
Inventories	2,266	4,290
Prepaid expenses	1,374	1,962
Income taxes receivable	2,167	3,679
Deferred tax asset	3,827	3,827
Other current assets	597	629
Total current assets	69,871	64,407

Investment securities	3,069	4,650
Property, plant and equipment, net	6,862	6,848
Goodwill	2,828	2,827
Other non-current assets	3,864	4,534

Total assets	$ 86,494	$ 83,266

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$ 2,497	$ 921
Deferred revenue	46,089	54,224
Payroll and employee benefits	8,017	5,404
Other current liabilities	2,446	2,648
Total current liabilities	59,049	63,197

Deferred revenue	7,266	5,262
Deferred compensation and other employee benefits	1,893	1,871
Income taxes payable	3,765	4,801
Other non-current liabilities	264	184
Total liabilities	72,237	75,315

Total shareholders' equity	14,257	7,951

Total liabilities and shareholders' equity	$ 86,494	$ 83,266